Exhibit 99.3

Avery Dennison to acquire Vestcom

The acquisition of Vestcom, a high-performing provider of pricing and branded labeling solutions at the retail shelf-edge, advances the company’s strategies, including the opportunity to accelerate Intelligent Labels adoption.

GLENDALE, Calif. July 28, 2021—Avery Dennison (NYSE:AVY) announced today that it has signed an agreement to acquire Vestcom, a privately held market-leading provider of pricing and branded labeling solutions at the shelf-edge for retailers and consumer packaged goods companies, for $1.45 billion in a cash transaction, subject to certain closing and post-closing adjustments. Vestcom uses data management capabilities to synthesize and streamline store-level data and deliver item-specific, price-integrated messaging at the shopper’s point of decision. The acquisition is expected to close in the third quarter of 2021, subject to regulatory approvals and other customary closing conditions.

Vestcom is headquartered in Little Rock, Arkansas, with roughly $400 million in annual revenue. The company has 11 U.S. production facilities and approximately 1,200 employees, with sales across multiple U.S. retail channels, including grocery, drug, and dollar. Vestcom’s solutions include stackz® pre-cut, pre-sorted self-adhering shelf labels; shelfStrips® shelf-edge planogram displays; adSigns® signage kits; and shelfAdz® branded marketing displays.

Vestcom is a high-growth, high-margin business, with a strong track record across cycles that will accelerate the AVY portfolio shift to high-value categories. The acquisition is expected to be accretive to the company’s 2022 EPS, net of purchase accounting amortization and financing costs.

“Vestcom is a high-performing business that is a near adjacency to RBIS,” said Mitch Butier, Avery Dennison’s chairman, president, and CEO. “With this acquisition, we are expanding our position in high-value categories and adding complementary channel access and data management capabilities that have the potential to further accelerate our Intelligent Labels strategy. We look forward to welcoming them into the Avery Dennison team.”

“Vestcom is a strong strategic fit for RBIS with a well-established base of long-term, market-leading customers,” said Deon Stander, vice president and general manager, RBIS. “It has a long history of continuous innovation and delivering products and services with strong value propositions and clear, measurable return on investment for its customers. It has consistently adhered to a proven growth strategy executed by an excellent management team. Vestcom’s relationships and solutions, in combination with our own, will complement our strategy to accelerate Intelligent Label adoption beyond apparel. We look forward to learning from the Vestcom team, and working together to drive significant value for all our stakeholders.”

“Today’s announcement marks a significant milestone in the history of Vestcom,” said John Lawlor, chairman and CEO of Vestcom. “The capabilities of Avery Dennison will enable Vestcom to further accelerate innovation and continue delivering high-value solutions that drive sales and productivity for retailers and CPGs. And we look forward to bringing our expertise and data integration capabilities to new channels and markets with Avery Dennison. I am extremely proud of what we have accomplished and I look forward to this next chapter in our growth trajectory.”

“We are pleased to agree to the sale of Vestcom, the culmination of our successful partnership with John Lawlor and his talented management team,” said Andrew Janower, managing director at Charlesbank Capital Partners, the private investment firm that has owned Vestcom since late 2016. “Together we have worked to grow the business and strengthen its market position, executing on many elements of our investment thesis and generating a strong return for our investors.” Added fellow managing director Brandon White, “We are confident Vestcom will continue to thrive with Avery Dennison and wish them continued success as they move forward.”

Goldman Sachs & Co. LLC and Latham and Watkins advised Avery Dennison on the transaction. Robert W. Baird & Co, Jefferies, RBC Capital Markets and Goodwin Procter LLP advised Charlesbank on the transaction.

###

About Avery Dennison

Avery Dennison Corporation (NYSE: AVY) is a global materials science company specializing in the design and manufacture of a wide variety of labeling and functional materials. The company’s products, which are used in nearly every major industry, include pressure-sensitive materials for labels and graphic applications; tapes and other bonding solutions for industrial, medical, and retail applications; tags, labels and embellishments for apparel; and radio frequency identification (RFID) solutions serving retail apparel and other markets. Headquartered in Glendale, California, the company employs more than 32,000 employees in more than 50 countries. Reported sales in 2020 were $7.0 billion. Learn more at www.averydennison.com.

About Charlesbank

Based in Boston and New York, Charlesbank Capital Partners is a middle-market private investment firm with more than $15 billion of capital raised since inception. Charlesbank focuses on management-led buyouts and growth capital financings, as well as opportunistic credit and technology investments. The firm seeks to build companies with sustainable competitive advantage and excellent prospects for growth. For more information, please visit www.charlesbank.com.

About Vestcom

Vestcom is the industry leader in technology-driven shelf-edge media solutions for Retailers and CPGs. Its data-integrated media solutions engage shoppers where it matters most – the point of decision – increasing sales and loyalty. Vestcom’s patented shelf-edge innovation has been trusted by top retailers for more than 30 years to drive productivity and profitable growth. Learn more at www.vestcom.com